Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Argo Blockchain plc of our report dated May 20, 2021 relating to the financial statements of Argo Blockchain plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

London, England

November 10, 2021

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